Exhibit 10.21

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (the “Agreement”) is made and entered into by and among the following parties: (1) ICU Medical, Inc. (“ICU Medical”) and (2) Fulwider Patton Lee & Utecht LLP (“Fulwider”). (ICU Medical and Fulwider are collectively referred to in this Agreement as “the Parties” and more fully described in Section 1, below).

RECITALS

This Agreement is made by and among the Parties with reference to the following facts:

A.            ICU Medical named Fulwider as a defendant in an action filed in the Superior Court of the State of California, County of Orange, Case No. 040009340, (the “Action”), seeking, among other things, damages arising from acts and omissions relating to Fulwider’s representation of ICU Medical. The operative pleading is the “Third Amended Complaint [Etc.]” filed on or about February 21, 2006, by ICU Medical (the “Third Amended Complaint”).

B.            ICU Medical has also named Cardinal Health 303, Inc. (formerly known as IVAC Medical Systems, Inc., IVAC Corporation, and Alaris Medical Systems, Inc.) (“Alaris”) as a defendant in the Third Amended Complaint. The Parties acknowledge that they are not, through this Agreement, directly or indirectly, settling or releasing any of ICU Medical’s claims against Alaris.

C.             Without admitting any liability or wrongdoing, ICU Medical and Fulwider desire, by entering into this Agreement and consummating the transactions contemplated in this Agreement, to resolve, compromise and settle, amongst themselves alone, the Action and all disputes, claims, and controversies between or among them which are based upon, arise out of, relate to, or have any connection with: (1) the Action; and (2) the filing or maintenance of the Action.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for good and valuable consideration, the receipt of sufficiency of which is acknowledged, the Parties, and each of them, warrant, represent, acknowledge, covenant and agree as follows:

1.             DEFINITIONS

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given such terms in this Agreement. In addition, for the purposes of this Agreement only, the following specially defined terms shall have the following meanings:

1.1           Person. Person shall mean and include a natural person or person, a group of natural persons acting as individuals, a group of natural persons acting in a collegial capacity (e.g., as a committee, board of directors, etc.), a corporation, partnership, limited liability company, joint-venturers, trust, or any other unincorporated association, business, organization, or enterprise, any government agency, and any successor-in-interest, heir, executor, administrator, trustee, trustee in bankruptcy, or receiver of any person or entity.

1.2          ICU Medical. ICU Medical shall mean ICU Medical, Inc., a Delaware corporation, and each of its past, present, and future employees, agents, officers, affiliates, representatives, attorneys, predecessors, successors, beneficiaries, grantees, transferees and assigns.

1.3          Alaris. Alaris shall mean Cardinal Health 303, Inc., formerly known as IVAC Medical Systems, Inc., IVAC Corporation, and Alaris Medical Systems, Inc., and each of its past, present and future affiliates, predecessors, successors, beneficiaries, grantees, transferees and assigns.

1.4          Fulwider. Fulwider shall mean Fulwider Patton Lee & Utecht LLP, a California limited liability partnership, and each of its past, present, and future partners, employees, attorneys, insurers, predecessors, successors (including Fulwider Patton LLP), beneficiaries, grantees, transferees and assigns. The Parties agree that, as used in this Agreement, the term Fulwider does not include Alaris.

1.5          Fees. Fees shall mean and include all the fees for professional services rendered by all attorneys, paralegals, expert consultants and accountants and all expert witness fees, of any kind whatsoever, inclusive.

1.6          Costs. Costs shall mean and include all: (1) recoverable costs, including without limitation, disbursements and invoices of counsel, accountants and experts; and (2) costs as may be charged by any attorneys, expert consultants, accountants, and expert witness for photocopying, telephone usage, word processing time, computer research time, the preparation of demonstrative evidence, the video recording of depositions, postage, travel and meals, or for any other costs.

1.7          Claim. Claim shall mean any claims, causes of action, cross-claims, liabilities, obligations, rights, demands, damages, requests, suits, lawsuits, Fees, Costs, actions, administrative proceedings, or orders, whether in law or equity, and whether sounding in tort, contract, nuisance, trespass, negligence, strict liability, or any Federal or State statutory or common law claim or remedy of any type.

1.8          Effective Date Of This Agreement. The Effective Date of this Agreement shall be the last date as of which all Parties have signed this Agreement.

1.9          Conventions. As used in this Agreement, the singular and masculine gender shall mean also the plural and feminine or neuter, as may be appropriate; the conjunctive includes the disjunctive and the disjunctive includes the conjunctive; and “each” and “all” includes each and every.

2. SETTLEMENT PAYMENT

2.1            Amount Of Settlement Sum. Fulwider shall pay ICU Medical the sum equivalent to the remaining policy limits under the Policy as of December 22, 2006, which amount is Eight Million Dollars ($8,000,000.00) (the “Settlement Sum”).

2.2            Payment Of Settlement Sum. Within thirty (30) days of the Effective Date of this Agreement, payment shall be wire transferred to ICU Medical, Inc. in accordance with instructions from ICU Medical. In the event that the full amount of the Settlement Sum is not transferred on or before the time and date specified in this paragraph 2.2, this Agreement shall be void and the Action re-set for trial.

3.              DISMISSAL OF FULWIDER FROM THE THIRD AMENDED COMPLAINT

3.1            Execution, Delivery, and Filing of Request For Dismissal. Upon confirmation of transfer of the Settlement Sum to ICU Medical, ICU Medical shall cause its attorneys in the Action, Kohut & Kohut LLP (the “Kohut firm”), to execute and deliver to the counsel for Fulwider, George M. Lindahl, of Lindahl & Beck (“Lindahl & Beck”), the original of that certain “Request for Dismissal with Prejudice” with respect to Fulwider only, a copy of which is attached to this Agreement as Exhibit “A”. Upon receipt of the Request for Dismissal, Lindahl & Beck is hereby authorized to and shall forthwith cause the Request for Dismissal to be filed with the Clerk of the Orange County Superior Court.

4.              CONTINUING EFFECT OF COURT ORDERS

4.1            Court Orders. The Parties agree that the “Stipulation and Amended Protective Order” (attached as Exhibit “B” to the “Stipulation and Order re Amendments to the Protective Order Entered by the Court May 27, 2005” and entered on February 10, 2006 in the Action) (the “Amended Protective Order”) shall remain in effect as contractual obligations between the Parties, and shall be specifically enforceable by the Parties. Additionally, Fulwider agrees that, subject to the Amended Protective Order, ICU Medical is entitled to use, for the purposes of this Action and any subsequent action involving Alaris, any documents, discovery responses, materials and testimony produced and/or given in the Action.

4.2            Execution, Delivery, and Filing of Stipulation Re: Return of Injunction Bond. Upon confirmation of transfer of the Settlement Sum to ICU Medical, Fulwider shall cause Lindahl & Beck to execute and deliver to the Kohut firm, the original of the “Stipulation Re: Return of Injunction Bond” with respect to the Action, a copy of which is attached to this Agreement as Exhibit “B”. The Kohut firm is hereby authorized to cause the Stipulation Re: Return of Injunction Bond to be filed with the Clerk of the Orange County Superior Court.

4.3            Additional Steps Necessary to Return Injunction Bond. Fulwider shall do all other things including, but not limited to, the execution of additional documents, necessary to cause the release and return of the Injunction Bond monies to ICU Medical.

5.              DESTRUCTION OF DOCUMENTS BY FULWIDER

5.1            Destruction / Return of Documents. Within thirty (30) days of the payment of the Settlement Sum, Fulwider shall destroy or return to ICU Medical all copies of (a) all documents obtained by Fulwider from ICU Medical in connection with its representation of ICU Medical, (b) all ICU Medical documents obtained by Fulwider in connection with this Action, and (c) the transcripts (and videotape, if any) of the depositions of Dr. George Lopez, Frank O’Brien, Rich Costello, Alison Burcar, Evelyn Foss, and Steve Nataupsky taken in this action. Lindahl & Beck shall provide the Kohut firm with a written declaration from a partner at Lindahl & Beck confirming that all copies of all such documents have been recovered from Fulwider and destroyed.

6.              CONFIDENTIALITY

6.1            Confidentiality. ICU Medical agrees that neither it nor any of its attorneys or other representatives will hold any press conference or issue any press release or statement to the media or via the internet concerning the terms of this Agreement, except as consistent with their obligations under securities laws, rules and regulations and rules and regulations of any stock exchange or national stock market on which its securities are listed.

7.             RELEASES

7.1            Releases By ICU Medical. ICU Medical, for and on behalf of itself and all others, fully and forever irrevocably releases, acquits, and discharges Fulwider of and from any and all Claims whether actual or alleged, known or unknown, suspected or unsuspected, or foreseen or unforeseen, which ICU Medical has or asserts against Fulwider by reason of any matter, cause or thing in any way relating to any contract (express, oral, written, implied in fact, or implied in law), order, judgment, liability, matter, cause, fact, thing, or act or omission on the part of Fulwider occurring or existing at any time prior to the Effective Date arising out of, relating to, or having any connection with: (1) the Action; and (2) the filing and maintenance of the Action (collectively, the “Claims Released by ICU Medical”).

7.2            Releases By Fulwider. Fulwider, for and on behalf of itself and all others, fully and forever irrevocably releases, acquits, and discharges ICU Medical of and from any and all Claims whether actual or alleged, known or unknown, suspected or unsuspected, or foreseen or unforeseen, which Fulwider has or asserts against ICU Medical by reason of any matter, cause or thing in any way relating to any contract (express, oral, written, implied in fact, or implied in law), order, judgment, liability, matter, cause, fact, thing, or act or omission on the part of ICU Medical occurring or existing at any time prior to the Effective Date arising out of, relating to, or having any connection with: (1) the Action; and (2) the filing and maintenance of the Action (collectively, the “Claims Released by Fulwider”).

7.3            Waiver of Provisions of California Civil Code Section 1542. The Parties, and each of them, acknowledge, warrant, and represent that they are aware of and familiar with Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Parties, after consultation with their respective attorneys, hereby expressly acknowledge that the effective import of California Civil Code Section 1542 has been fully explained to them by their attorneys and agree that, notwithstanding the provisions of California Civil Code Section 1542, the Claims Released by the ICU Medical and the Claims Released by Fulwider include any and all such Claims that are not known or suspected to exist at the time of the execution of this Agreement, and, to the fullest extent necessary to make effective such releases by the Parties of such not known or suspected Claims, the Parties hereby expressly waive and relinquish all rights and benefits which they may have under California Civil Code Section 1542 or the law of any other state or jurisdiction, or common law principle, to the same or similar effect.

8.             ADDITIONAL PROVISIONS REGARDING ALL RELEASES

8.1            Releases Do Not Extend To Certain Obligations. The releases set forth in Section 7, above, are not intended to, and shall not, extend to or otherwise release or discharge any rights,

privileges, benefits, duties, or obligations of any of the Parties by reason of, or otherwise arising under, this Agreement.

8.2         Subsequent Discovery Of Different Facts. The Parties, and each of them, acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the Claims released in this Agreement. Nevertheless, the Parties, and each of them, agree that each of the releases set forth in Section 7, above, shall be and remain effective in all respects, notwithstanding the discovery of different or additional facts. The Parties, and each of them, hereby waive any mistake of fact or law in any way related to this Agreement.

8.3            No Assignment Of Claims. Each of the Parties warrants and represents that none of the Claims it has released in Section 7, above, has been assigned or transferred, in whole or in part, by such Party to any Person, and that no other Person holds any interest in any such Claims. Each of the Parties agrees to protect, defend, indemnify and hold harmless each of the other Parties from and against any such Claims (including, but not limited to, the payment of Fees and Costs actually incurred, whether or not litigation is commenced) based on, in connection with, or arising out of any such assignment or transfer by such Persons, or purported or claimed assignment or transfer.

9.             MISCELLANEOUS PROVISIONS

9.1            Amendments. Neither this Agreement, nor any term set forth in this Agreement, or in the Exhibits to this Agreement, may be changed, waived, discharged, or terminated, orally or in writing, except that any term of this Agreement may be amended by a writing signed by the Parties, and the observance of any such term may be waived (either generally or in a particular instance either retroactively or prospectively) by a writing signed by the Parties against whom such waiver is to be asserted.

9.2            Agreement Voluntarily Entered Into By Each Of The Parties. This Agreement is executed voluntarily by each of the Parties without any duress or undue influence on the part, or on behalf, of any of them. The Parties represent and warrant to each other that they have read and fully understand each of the provisions of this Agreement and have relied on the advice and representation of competent legal counsel of their own choosing.

9.3            Interpretation. This Agreement shall be construed according to its fair meaning and not strictly for or against any party. All references to a document or agreement in this Agreement, shall mean and refer to such document or agreement as amended to date, even if any such amendment is not referenced herein. All attached Exhibits are incorporated herein by this reference.

9.4            Reliance Upon Representations. Each of the Parties acknowledges that, but for the provision of each of the warranties, representations, and acknowledgements set forth in this Agreement, none of the other Parties would enter into this Agreement.

9.5            Entire And Integrated Agreement. This Agreement is intended by the Parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties with respect to the subject matters contained in this Agreement. This Agreement supersedes any and all prior promises, representations, warranties, agreements, understandings, or undertakings with respect to such subject matters set forth or referred to in this Agreement.

9.6           Severability. If any provisions of this Agreement shall, for any reason or to any extent, be construed by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall be interpreted so as best to reasonably effect the intent of the Parties.

9.7           Time. The time in which an act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday, or legal holiday. Unless preceded by the word “business” or “Business”, the word “day” shall mean a calendar day. The phrase “Business Day” shall mean a day on which the Superior Court of Orange County is open for business.

9.8           Enforcement Of This Agreement. In the event of any dispute, claim, or litigation based upon, arising out of, or relating to, the breach, enforcement, or interpretation of any of the provisions of this Agreement or where any provision of this Agreement is validly asserted as a defense, the prevailing party or parties in such dispute, claim, or litigation, shall be entitled to recover its or their Fees and Costs which are reasonably incurred from the nonprevailing party or parties. In addition to the Fees and Costs recoverable under the preceding sentence, the Parties agree that the prevailing party shall be entitled to recover reasonable Fees and Costs incurred in connection with the enforcement of a judgment arising from such action or proceeding. The provisions of the preceding sentence shall be severable from the other provisions of this Agreement and shall survive the entry of any such judgment.

9.9           Governing Law. The Agreement is entered into and shall be governed, construed, and interpreted in accordance with the substantive and procedural laws and rules of the State of California.

9.10        Headings. The section titles, captions, and headings contained in this Agreement are inserted only as a matter of convenience and for reference, and shall in no way be construed to define, limit, or extend the scope of this Agreement or the intent of any of its provisions.

9.11        Recitals. The Recitals set forth at the beginning of this Agreement and the other provisions hereof shall not be admissible to prove the truth of the matters asserted in such Recitals or other provisions either in the Action or in any action or proceeding involving any of the Parties (other than an action or proceeding brought to enforce the terms of this Agreement), nor do any of the Parties intend such Recitals or other provisions to constitute admissions of fact by any of them.

9.12        Authorization. Each of the Parties represents and warrants that (a) it is fully authorized to enter into this Agreement, (b) it has read and fully understands each of the provisions of the Agreement, (c) it has relied on the advice and representation of legal counsel of its own choosing with respect to the matters set forth in this Agreement, (d) it has signed the Agreement voluntarily, without any duress or undue influence on the part, or on behalf, of any party, and (e) the terms of this Agreement are contractual and not merely recitals. In addition, each of the partnership and corporate Parties represents and warrants that (f) it is duly organized and existing in good standing under the laws of one of the states of the United States, (g) it has taken all necessary partnership and corporate and internal legal actions to duly approve the making and performance of this Agreement and that no further partnership, corporate or internal approval is necessary, and (h) the making and performance of this Agreement will not violate any provision of law or the Party’s Partnership Agreement, Articles of Incorporation, Charter, By-Laws, Articles of Organization, Conditions, Covenants & Restrictions, or Operating Agreement, as applicable.

9.13 Additional Necessary Documents. The Parties, and each of them, agree to execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement, or to evidence anything contained in this Agreement.

9.14 Venue; Jurisdiction. Each party hereto (which includes any assignee, successor, heir or personal representative of a party) consents to and waives any objection to venue in Orange County, California, and agrees and consents to personal jurisdiction of the courts of the State of California in any action or proceeding or counterclaim brought by any party to this Agreement on any matter whatsoever arising out of or in any way connected with this Agreement. It is the intention of the Parties that these provisions shall be subject to no exceptions. By execution of this Agreement, the Parties agree that this provision may be filed by any Party hereto with the clerk or judge before whom any action is instituted. No Party has in any way agreed with or represented to any other Party that the provisions of this Section will not be fully enforced in all instances.

9.15 Execution In Counterparts. This Agreement may be signed by the Parties in counterparts, and the signature pages may be combined to create a document binding on all of the Parties and together they shall constitute one and the same instrument. Facsimile signatures shall be effective as original signatures.

9.16 Notice Requirements. Except as otherwise expressly provided in this Agreement and unless applicable law requires a different method of giving notice, any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in writing addressed to the Party to whom such notice, demand, or other communication is to be given at the address set forth herein and shall be validly given or made to another Party if served personally or sent via overnight mail with signature of recipient required. If such notice, demand, or other communication is served personally, service shall be conclusively deemed made at the time of such personal service; if such notice, demand, or other communication is given by overnight mail, service shall be conclusively deemed made upon confirmation of delivery by the carrier. Any Party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other Parties hereto:

(a)             Notices to ICU Medical shall be addressed as follows: ICU Medical, Inc., Chief Financial Officer, 951 Calle Amanecer, San Clemente, California, 92673, with a copy to Laura Kohut, Esq., Kohut & Kohut LLP, 600 Anton Blvd., Suite 1075, Costa Mesa, CA 92626.

(b)             Notices to Fulwider shall be addressed as follows: George M. Lindahl, Esq., Lindahl Beck LLP, 660 South Figueroa Street, Suite 1500, Los Angeles, CA 90017.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth opposite their respective signatures below.

DATED:	January 2, 2007	Fulwider Patton Lee & Utecht LLP

		By:	/s/John Nagy

Its: Partner

DATED:	January 2, 2007	ICU Medical, Inc.

		By:	/s/Francis J. O’Brien

Its: Chief Financial Officer